Exhibit 4.2

Amendment No. 1 to Common Stock Purchase Warrants

This Amendment No. 1 (this “Amendment”) to the Common Stock Purchase Warrants (the “Warrants”), each dated January 27, 2009, evidenced by warrant certificates M-6 through M-10 issued by Sirius XM Holdings Inc., the successor to Sirius XM Radio Inc. (“Sirius”), to NFL Enterprises LLC (“NFLE”) to purchase an aggregate of 16,666,665 shares of common stock, par value $0.001 per share, of Sirius is entered into, as of March 30, 2015 (the “Effective Date”).

WHEREAS, NFLE and Sirius each desire to affirm their mutual commitment to their business relationship; and

WHEREAS, NFLE and Sirius each desire to amend certain of the terms of the Warrants.

NOW, THEREFORE, in further consideration of the mutual understandings and promises of the parties hereto and pursuant to Section 8 of the Warrants, NFLE and Sirius hereby agree to the following:

1.	The Warrants are amended as follows:
(i)	To extend the Expiration Date (as such term is defined in the Warrants) from 5:00 PM, New York City time, on March 31, 2015 to 5:00 PM, New York City time, on May 29, 2015; and
(ii)	To provide that every reference in the Warrants to “March 31, 2015” be amended to be a reference to “May 29, 2015.”
2.

Except as amended hereby, the Warrants are in all respects ratified and confirmed and all the terms thereof shall remain in full force and effect and the Warrants, as so amended, shall be read, taken and construed as one and the same instrument.

3.	Capitalized terms that are used in this Amendment but not otherwise defined herein shall have the meanings given to them in the Warrants.
4.	Each party hereby represents and warrants that:
(i)	such party has the full right, power and authority to enter into this Amendment and to perform such party’s obligations hereunder;
(ii)

neither the terms of this Amendment or the Warrants, nor the execution of this Amendment by such party, nor the performance of such party’s obligations hereunder: (i) contravenes the terms of the Certificate of Incorporation or By-laws of such party; or (ii) violates, conflicts with or results in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of such party or any Requirement of Law applicable to such party;

(iii)

the Warrants are validly issued, fully paid and non-assessable, and free and clear of all Liens and preemptive rights, and the holders thereof are entitled to all rights and preferences accorded to a holder of Common Stock; and

(iv)

this Amendment has been duly executed and delivered by such party and constitutes the legal, valid and binding agreement of such party, enforceable against such party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.	This Amendment shall be governed by the law of the State of New York, without regard to conflicts of law principles that would require the applicable of the laws of another jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, as of the Effective Date.

NFL ENTERPRISES LLC

By:	/s/ BRIAN ROLAPP
	Name:	Brian Rolapp
	Title:	Executive Vice President

SIRIUS XM HOLDINGS INC.

By:	/s/ PATRICK DONNELLY
	Name:	Patrick Donnelly
	Title:	Executive Vice President and General Counsel

Signature page to Amendment No. 1 to Common Stock Purchase Warrants